Exhibit 10.1

Execution Version

MICROBT-RIOT

MASTER PURCHASE & SALE AGREEMENT

PURCHASE ORDER NO. 03

This Purchase Order No. 03 (this “Purchase Order”) is entered into, effective as of February 23, 2024 (the “Effective Date”), by and between (i) SuperAcme Technology (Hong Kong) Ltd., a limited company organized under the laws of Hong Kong, PRC (“MicroBT”), and (ii) Whinstone US, Inc., a corporation organized under the laws of the State of Delaware, USA (“WUS”), an affiliate of Riot Platforms, Inc., a corporation organized under the laws of the State of Nevada, USA (together with WUS, collectively, “Riot”), pursuant to that certain Master Purchase and Sale Agreement by and among them, dated effective as of June 23, 2023, as amended (the “Master Agreement”), the terms and conditions of which, to the extent not expressly modified by this Purchase Order, are hereby incorporated into this Purchase Order by reference as if set forth in full herein. Any capitalized term used but not otherwise defined in this Purchase Order shall have the meaning ascribed to it in the Master Agreement.

WHEREAS, the Parties have agreed that MicroBT shall sell and convey to Riot, and Riot shall purchase and accept from MicroBT, thirty-one thousand five hundred (31,500) M60S Miners pursuant to this Purchase Order and the Master Agreement to which it relates;

WHEREAS, the Parties have agreed that the Miners purchased pursuant to this Purchase Order are not being purchased pursuant to any Purchase Options, and Riot maintains all of its rights to exercise Purchase Options pursuant to the Master Agreement;

WHEREAS, the Parties have agreed that: (i) the Miners purchased pursuant to this Purchase Order will be manufactured in Thailand by MicroBT or its affiliates; (ii) Riot shall waive all United States manufacturing, production and delivery requirements with respect to such Miners; and (iii) that the maximum Production Premium for such Miners shall be set at One Hundred and 00/100 United States Dollars (USD $100.00); and

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties, intending to be bound, hereby acknowledge and agree as follows:

1.Order Description. MicroBT hereby sells and conveys to Riot, and Riot hereby purchases and accepts such conveyance from MicroBT, of the MicroBT Miners specified in the following table, in exchange for payment of the Purchase Order Total Price (as specified herein), in accordance with the terms of this Purchase Order.

Miner Model	Number of Miners	Aggregate Hash Rate	Price per Miner
		(EH/s)	(USD)
M60S	31,500	5.9	$ 3,069	*weighted average

2.Miner Specifications. Each Batch of the foregoing Miners delivered under this Purchase Order shall meet or exceed the minimum performance specifications set forth in the following table:

Miner Model	Average Hashrate	Power Draw	Power Efficiency
	(TH/s)	(Watts)	(Joules/TH [+/- 5%])
M60S	186	3,343	18.5

3.Payment Terms and Schedule. The Purchase Order Total Price, and the payment schedule for the purchase and sale of the Miners hereunder, shall be as set forth below in this Section 3, subject to applicable adjustments according to Section 3(g) below, Sections 3.3.1 and 3.3.2 of the Master Agreement, or as otherwise permitted by the Master Agreement.

(a)Price per Terahash (TH). Subject to adjustment as provided for in Section 3(g), the price per Terahash covered by this Purchase Order is set forth in the following table:

Miner Model	Price per TH
(US $)
M60S	16.50

(b)Purchase Order Total Price ($USD). The Purchase Order Total Price for the Miners Purchased and Sold under the MSA pursuant to this Purchase Order is ninety-six million, six hundred seventy-three thousand, five hundred and 00/100 United States Dollars (U.S. $96,673,500), exclusive of any applicable Production Premiums, taxes, fees, and credits. The Purchase Order Total Price is further subject to adjustments as permitted under the Master Agreement and Section 3(g) below.

(c)Deposit. In connection with the execution of this Purchase Order, Riot shall pay to MicroBT a Deposit against the Purchase Order Total Price in the amount of sixty-seven million, six hundred seventy-one thousand, four hundred and fifty and 00/100 United States Dollars (U.S. $67,671,450) (i.e., Seventy Percent (70%) of the Purchase Order Total Price), which shall be applied as a credit against the Purchase Order Total Price, to be earned ratably upon delivery of the Miners. In accordance with the Master Agreement, payment of the Deposit shall be due within fourteen (14) days of receipt of an invoice submitted by MicroBT for payment therefor.

(d)[Omitted]

(e)Balance Payments; Production Premium. Payments for the remaining balance of the Purchase Order Total Price due with respect to each applicable Batch of Miners delivered hereunder, after application of the Deposit, plus any applicable Production Premium (which shall not exceed One Hundred United States Dollars (U.S. $100) per Miner), taxes and fees, shall be made prior to delivery of the Miners in accordance with the Master Agreement. The Balance Payment due with respect to each Batch delivery shall be due and payable two (2) business days prior to the Delivery Date for such Batch, pursuant to an invoice submitted by MicroBT no later than sixteen (16) days prior to the Delivery Date of such Batch; provided, however, the Parties acknowledge and agree that the final Balance Payment due with respect to the final Batch of Miners to be delivered hereunder may be subject to adjustment for any Over-delivery or Under-delivery of Hashrate under this Purchase Order, in accordance with the terms of the Master Agreement.

(f)Payment Schedule. The schedule for payment of the Purchase Order Total Price due in exchange for the purchase and sale of the Miners under this Purchase Agreement shall be as set forth on Schedule 3(f) of this Purchase Order.

(g)Adjustments. Riot acknowledges that the actual hashrate and efficiency of each Miner actually delivered by MicroBT may fluctuate (subject to the ninety percent (90%) performance guarantee set forth in the warranty provisions of the Master Agreement). Accordingly, Riot hereby agrees that the final aggregate cost under this Purchase Order may be greater than the Purchase Order Total Price herein stated based on the total hashrate actually delivered by MicroBT and the price per Terahash corresponding to the applicable Miner as set forth in this Section 3. Further, MicroBT represents and warrants that, as of the Effective Date of this Purchase Order, that the prices offered to Riot are the most favorable prices offered by MicroBT with respect to the Miners to be purchased hereunder. If, during the production and delivery schedule of the Miners under this Purchase Order, MicroBT sells or offers to sell Miners, having substantially the same (or better) hashrate and efficiency as those sold to Riot hereunder, at a lower base price per Terahash than the price per Terahash specified in this Purchase Order, (without regard to any volume discount offered by MicroBT or the application of the Production Premium), then MicroBT shall promptly notify Riot of such offer or sale and its lower prices and shall adjust the Purchase Order Total Price herein stated downward by reducing the price per Terahash of the remaining Batches to be delivered which are covered by this Purchase Order to match the lower price offered to such third party. Such adjustment shall take the form of a credit applied to future payments under this Purchase Order, with any balance remaining applied to any future Purchase Orders placed under the Master Agreement.

4. Delivery Terms & Schedule. Deliveries shall be made Ex-Works (EXW, Incoterms 2020) at MicroBT’s warehouse located at: SV1 PUBLIC COMPANY, LTD, 141-142 Moo 5, Tiwanon Rd., Bangkadi, Muang, Pathumthani 12000, Thailand, on or before the fifteenth (15th) day of each Batch delivery month, as specified in the table below. MicroBT shall remain responsible for ensuring upstream compliance with all applicable laws, rules and regulations governing the labor, minerals, components and parts used in the Miner manufacturing process pursuant to the Master Agreement. MicroBT shall package the Miners per the Master Agreement and Riot shall manage pick-up and transport of the Miners to its facility. Subject to adjustment pursuant to the Master Agreement, delivery of the Miners purchased and sold between the Parties pursuant to this Purchase Order shall be made according to the following schedule:

Delivery Month	M60S
May-24	15,750
Jun-24	15,750
TOTAL:	31,500

5.	Authorized Representatives.

(a)MicroBT: Mr. Jianbing (Jordan) Chen, Chief Operating Officer,

chenjianbring@microbt.com.

(b)Riot: Ghazaleh Victoria Barman, Vice President of FP&A, Head of Mining,

gbarman@riot.inc; +1(858) 518-1557.

6.	Supplemental Terms and Conditions.

(a)Purchase Order Supremacy. In the event of any conflict between the terms contained in this Purchase Order and those terms contained in the Master Agreement, the Parties hereby acknowledge and agree that the terms of this Purchase Order shall supersede, prevail and govern over those conflicting terms of the Master Agreement.

(b)Specific Waivers. Pursuant to Section 12.2 and Section 12.7 of the Master Agreement, solely with respect to this Purchase Order, Riot hereby waives Section 1.5 (Production), Section 4.1 (Delivery), and Section 5.2.3 (MicroBT representation related to United States origin of Miners) of the Master Agreement, solely with respect to the United States manufacturing, production, delivery and Miner origin requirements of such sections, and MicroBT hereby waives Section 3.4 (USA Production Premium) of the Master Agreement to reduce the Production Premium. For the avoidance of doubt, neither Party’s waiver of the rights described herein that are otherwise provided in the Master Agreement shall be deemed a waiver of such Party’s prior or subsequent rights under the Master Agreement or any other Purchase Order. Except for the specific waivers otherwise described herein, nothing in this Purchase Order shall amend or modify any terms of the Master Agreement.

(c)No Exercise of Purchase Option. The Parties acknowledge that this Purchase Order shall not constitute Riot’s exercise of any Purchase Option under the Master Agreement. Accordingly, Riot hereby reserves all its rights to any Purchase Option granted to it by the terms of the Master Agreement.

(d)Miscellaneous. This Purchase Order is executed under and forms a part of, and is incorporated by reference into, the Master Agreement, as if set forth in full therein. This Purchase Order may be executed electronically, including via exchange of digital signatures through secure signature services and/or .pdf copies exchanged via email between the authorized representatives of the Parties, and in any number of counterparts, each of which will be deemed an original of this Purchase Order, and which, together, will constitute one and the same instrument. The Parties hereby acknowledge and agree that this Purchase Order and the Master Agreement to which it relates, and each of their schedules, exhibits and appendices, (a) sets forth the final and complete agreement of the Parties regarding the subject matter of Purchase Order and (b) supersedes and replaces all prior agreements, amendments, discussions, drafts, proposals, and understandings of the Parties, whether written or oral, with respect to the subject matter of Purchase Order.

[Remainder of Page Left Intentionally Blank – Signatures Follow]

IN WITNESS WHEREOF, the Parties hereto, by the signatures of their duly authorized representatives set forth below and intending to be legally bound by the foregoing terms of this instrument, have executed this Purchase Order No. 03 as of the Effective Date set forth in the forepart hereof.

SuperAcme Technology (Hong Kong) Ltd., a Hong Kong limited company

By:	/s/ Jordan Chen	(seal)
Name:	Jordan Chen
Title:	Chief Operating Officer

Dated:	2/24/2024

Whinstone US, Inc., a Delaware corporation

By:	/s/ Jason Les	(seal)
Name:	Jason Les
Title:	President

Dated:	2/24/2024

[Purchase Order No. 03 – Signatures]

Schedule 3(f)

Schedule of Payments

The following schedule sets forth the payments due in respect of the Purchase Order Total Price for Miners purchased and sold between the Parties pursuant to that certain Purchase Order No. 03, dated as of February 23, 2024, by and between Whinstone US, Inc., and SuperAcme Technology (Hong Kong) Ltd., under that certain MicroBT-Riot Master Purchase & Sale Agreement, dated as of June 23, 2023, by and between SuperAcme Technology (Hong Kong) Limited and Riot Platforms, Inc., and their designated affiliates. This Schedule 3(f) forms a part of, and is incorporated by reference into, such Purchase Order No. 03. The amounts and payment dates specified in this Schedule 3(f) are subject to adjustment, as provided under Purchase Order No. 03 and the Master Agreement to which it relates.

Month	Deposit	Balance Payment	Maximum Production Premium	Total Monthly Payment
			(U.S. $100/Miner)
Feb-24	$67,671,450	-	-	$67,671,450
Mar-24	-	-	-	-
Apr-24	-	-	-	-
May-24	-	$14,501,025	$1,575,000	$16,076,025
Jun-24	-	$14,501,025	$1,575,000	$16,076,025
TOTALS	$67,671,450	$29,002,050	$3,150,000	$99,823,500